EXHIBIT 99.2
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY & CO. PRICES PRIVATE OFFERING OF SENIOR NOTES

New York, N.Y., September 22, 2014 - Tiffany & Co. (the “Company” or “Tiffany & Co.”) (NYSE: TIF) announced today the pricing of $250,000,000 aggregate principal amount of its Senior Notes due 2024 (the “2024 notes”) and $300,000,000 aggregate principal amount of its Senior Notes due 2044 (the “2044 notes,” and together with the 2024 notes, the “notes”). The initial purchasers of the notes are Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., BNY Mellon Capital Markets, LLC, J.P. Morgan and Mizuho Securities. The coupon on the 2024 notes will be 3.800% per year from the date of issuance, payable semi-annually in arrears. The coupon on the 2044 notes will be 4.900% per year from the date of issuance, payable semi-annually in arrears. The 2024 notes will mature on October 1, 2024, and the 2044 notes will mature on October 1, 2044. The transaction is expected to close on or about September 25, 2014, subject to the satisfaction of various customary closing conditions.

The Company intends to use the net proceeds from the notes offering to redeem (i) all $100,000,000 principal amount outstanding of its 9.05% Series A Senior Notes due December 23, 2015; (ii) all $125,000,000 principal amount outstanding of its 10.0% Series A-2009 Senior Notes due February 13, 2017; (iii) all $50,000,000 principal amount outstanding of its 10.0% Series A Senior Notes due April 9, 2018; and (iv) all $125,000,000 principal amount outstanding of its 10.0% Series B-2009 Senior Notes due February 13, 2019 prior to maturity in accordance with the respective note purchase agreements governing such notes. The Company intends to use any remaining net proceeds from the sale of the notes for general corporate purposes. As a result of the redemptions, the Company expects to record a debt extinguishment charge, which it estimates will, for the fiscal year ending January 31, 2015, reduce net earnings by approximately $55 million - $70 million and net earnings per diluted share by approximately $0.43 to $0.53.

The Company also announced that it is seeking commitments to replace its existing $275,000,000 three year unsecured revolving credit facility maturing December 19, 2014 and $275,000,000 five year unsecured revolving credit facility maturing December 21, 2016 with a new $375,000,000 four year unsecured revolving credit facility and a new $375,000,000 five year unsecured revolving credit facility. The new credit facilities are expected to close after the closing of the notes offering.

The notes will be fully and unconditionally guaranteed by certain of the Company’s subsidiaries. However, the guarantees of the notes will terminate automatically if the relevant subsidiary guarantor ceases to guarantee any other material indebtedness of the Company. The Company expects that upon closing of the notes offering, execution of the new credit facilities and completion of certain other contemplated refinancing transactions, all subsidiary guarantees of the notes will be released.

The notes were offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This news release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Cautionary Note Regarding Forward-Looking Statements

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning, among other matters, the Company’s intention to offer its notes, subject to market and other conditions, the Company’s intention to use the proceeds of the offering to redeem outstanding indebtedness, the expected financial effects of the planned redemptions, and the Company’s intent and ability to replace its existing credit facilities.

These forward-looking statements generally are indicated by words such as “intends,” “plans,” “expects” and other words and terms of similar meaning and expression in connection with any discussion of future actions. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such statements are based on management’s current plans and involve inherent risks, uncertainties and assumptions that could cause actual outcomes to differ materially from current goals, plans and expectations. The Company has disclosed important factors that it believes could cause actual results to differ materially from any forward-looking statements in the cautionary statements included in its 2013 Annual Report on Form 10-K, as amended, particularly under “Item 1A. Risk Factors.”

Although the Company believes it has been prudent in developing its plans, no assurance can be given that any goal or expectation set forth in forward-looking statements can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date of this news release. The Company undertakes no obligation to update any of the forward-looking information included in this news release, whether as a result of new information, future events, changes in expectations or otherwise.

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